SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Childtime Learning Centers, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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CHILDTIME LEARNING CENTERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 15, 2002

To the Shareholders:

      PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Childtime Learning Centers, Inc. (the “Company”) will be held at Childtime Learning Centers, Inc. Corporate Office, 38345 W. Ten Mile Road, Suite 100, Farmington Hills, MI 48335, on August 15, 2002, at 10:30 a.m., Eastern Daylight Time, to consider and act upon the following matters:

(1) The election of two directors to serve until the 2005 Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified.

(2) The approval of the proposed grant of options, in favor of JP Acquisition Fund II, L.P., JP Acquisition Fund III, L.P. and certain of their designees, to acquire, in the aggregate, up to 400,000 shares of common stock.

(3) Such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on July 16, 2002 will be entitled to vote at the meeting.

      Your attention is called to the attached proxy statement and the accompanying proxy. You are requested to sign and return the proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

      A copy of the Annual Report of the Company for the fiscal year ended March 29, 2002 accompanies this Notice.

By Order of the Board of Directors

CAROLINE GARMO
Assistant Secretary

Farmington Hills, Michigan

July 23, 2002

CHILDTIME LEARNING CENTERS, INC.

38345 West 10 Mile Road, Suite 100
Farmington Hills, Michigan 48335

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 15, 2002

General Information

      The Annual Meeting of Shareholders (the “Meeting”) of Childtime Learning Centers, Inc. (the “Company”) will be held at the Childtime Learning Centers, Inc. Corporate Office, 38345 W. Ten Mile Road, Suite 100, MI 48335, on August 15, 2002, at 10:30 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date for this proxy statement and proxy is July 23, 2002.

      It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. The Board of Directors of the Company solicits the proxy. Shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers, and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it any time before it is voted.

      All references in this Proxy Statement to “fiscal 2002” are references to the Company’s fiscal year ended March 29, 2002. Unless otherwise stated, references to the “Company” mean Childtime Learning Centers, Inc. and its wholly owned subsidiaries.

Voting Securities and Principal Holders

      Only holders of record of shares of the Company’s Common Stock, no par value (the “Common Stock”), at the close of business on July 16, 2002 (the “Record Date”) are entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof, each share having one vote. On the Record Date, there were issued and outstanding 5,240,772 shares of the Common Stock.

      As of the Record Date, the following persons were known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock.

Person		Shares	Percent

Jacobson Partners Group	(1)	3,674,098	68.3
c/o Benjamin Jacobson
595 Madison Avenue, Suite 3100
New York, NY 10022

Childcare Associates	(2)	2,427,373	46.3
c/o Kellner, DiLeo & Co.
900 Third Avenue, 10th Floor
New York, New York 10022

KD Partners II	(2)	437,627	8.4
c/o Ansbacher (Cayman) Limited
Jeanette Street
P.O. Box 887
Georgetown, Grand Cayman

Person		Shares	Percent

FMR Corp.	(3)	408,300	7.8
82 Devonshire Street
Boston, Massachusetts 02109

AXA Financial, Inc.	(3)(4)	299,000	5.7
AXA Assurances I.A.R.D. Mutuelle
AXA Assurances Vie Mutuelle
AXA Conseil Vie Assurance Mutelle
AXA Courtage Assurance Mutuelle
AXA
1290 Avenue of the Americas
New York, New York 10104

(1)	Consists of all shares of Common Stock beneficially owned by members of the Jacobson Partners Group, including George A. Kellner, Benjamin R. Jacobson and James J. Morgan (“the Group”). Includes (i) 635,589 shares acquired by the Group, (ii) 2,912,523 shares beneficially owned by Mr. Kellner prior to the formation of the Group, including the shares owned by Childcare Associates and KD Partners II (see note 2 below) and 12,500 shares, issuable pursuant to stock options granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date, (iii) 110,000 shares issuable to Mr. Morgan, pursuant to options granted in connection with Mr. Morgan’s consulting arrangement with the Company, that are exercisable within 60 days after the Record Date, and (iv) 3,486 shares beneficially owned by Mr. Jacobson prior to the formation of the Group and 12,500 shares, issuable to Mr. Jacobson pursuant to stock options granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date. Does not include 175,438 shares issued to Jacobson Partners after the Record Date pursuant to a Fee Agreement entered into in connection with the Company’s acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc. Reference is made to the table (and, in particular, notes 3, 6 and 7 to such table) set forth under the caption “Election of Directors”. Mr. Jacobson is the managing partner of Jacobson Partners and Mr. Morgan is a partner of Jacobson Partners. Mr. Kellner, Mr. Jacobson and Mr. Morgan are all investors in or co-investors of JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P. Mr. Kellner also serves as a special advisor to Jacobson Partners.

(2)	Reference is made to the table (and, in particular, note 7 to such table) set forth under the caption “Election of Directors”. Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II.

(3)	Based on Schedule 13F as filed by such holder with the Securities and Exchange Commission as of March 29, 2002.

(4)	AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle and AXA are all affiliates and report beneficial ownership as a group.

I. ELECTION OF DIRECTORS

      The Board of Directors proposes that Jason K. Feld and James J. Morgan be elected as directors of the Company to hold office until the Annual Meeting of the Shareholders in 2005, and in each case, until his successor is elected and qualified.

      The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the foregoing nominees, unless such proxies are marked to the contrary. The two nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but they will be counted for purposes of determining whether a quorum is present. If any nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies be voted in accordance with the best judgment of the proxy holder. The following information is furnished with respect to each nominee for election as a director, with respect to each director whose term of office as a director will continue after this meeting, and with respect to each executive officer of the Company named in the Summary Compensation Table below:

					Percentage of
			Shares of		Outstanding Shares
			Common Stock		of the Company’s
		Positions and	of the Company		Common Stock
Name and Year		Offices with the	Beneficially		Beneficially
First Became		Company and Other	Owned as of		Owned as of
a Director(1)	Age	Principal Occupations	the Record Date(2)		the Record Date

Directors and Nominees for Election as Directors
Milton H. Dresner (1995)	76	President of Highland Companies (Southfield, Michigan)	18,500	(3)(4)	*
Jason K. Feld (1996)	48	Vice-President of Assessment Technologies, Inc. (Tucson, Arizona)	12,750	(3)(5)	*
Benjamin R. Jacobson (1996)	57	Managing Partner of Jacobson Partners (New York, New York)	651,575	(3)(6)	12.4
George A. Kellner (1995)	59	Vice Chairman of the Board of the Company and Chief Executive Officer of Kellner, DiLeo & Co. (New York, New York)	2,919,645	(3)(7)	55.6
James J. Morgan (2001)	60	Chairman of the Board of the Company	110,000	(8)	2.1
Leonard C. Tylka (1995)	55	Interim Chief Financial Officer and Treasurer of the Company	40,000	(9)	*
Other Executive Officers
Alfred R. Novas(10)			0		0
All directors and executive officers as a group (10 persons)			3,752,470		69.4

*	Less than 1%.

(1)	All addresses are care of Childtime Learning Centers, Inc., 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335.

(2)	Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3)	Includes 12,500 shares of Common Stock, issuable pursuant to stock options granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date.

(4)	Mr. Dresner is a minority investor in Childcare Associates and in funds included in the Jacobson Partners Group. Mr. Dresner disclaims beneficial ownership in the shares of Common Stock owned by such shareholders.

(5)	Includes 250 shares of Common Stock with respect to which Mr. Feld shares voting and investing powers with his spouse.

(6)	Includes 635,589 shares of Common Stock acquired by the Jacobson Partners Group and 3,486 shares of Common Stock beneficially owned by Mr. Jacobson prior to the formation of the Group. Does not include (a) 2,912,523 shares beneficially owned by Mr. Kellner, a member of the Group, prior to the formation of the Group, in which shares Mr. Jacobson disclaims beneficial ownership, (b) 110,000 shares beneficially owned by Mr. Morgan, a member of the Group, in which shares Mr. Jacobson disclaims beneficial ownership, and (c) 175,438 shares issued to Jacobson Partners after the Record Date pursuant to a Fee Agreement entered into in connection with the Company’s acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc. Mr. Jacobson is the managing partner of Jacobson Partners.

(7)	Includes 2,427,373 shares of Common Stock owned by Childcare Associates and 437,627 shares of Common Stock owned by KD Partners II. Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II. Also includes 7,122 shares of Common Stock beneficially owned by Mr. Kellner as a result of his membership in the Jacobson Partners Group.

(8)	Consists of shares of Common Stock, issuable pursuant to options granted in connection with Mr. Morgan’s consulting arrangement with the Company, that are exercisable within 60 days after the Record Date. Does not include 635,589 shares acquired by the Jacobson Partners Group, in which shares Mr. Morgan disclaims beneficial ownership. Mr. Morgan is a partner of Jacobson Partners and a minority investor in funds included in the Jacobson Partners Group.

(9)	Consists of 10,000 shares of Common Stock, issuable pursuant to stock options granted under the Company’s Director Stock Option Plan, and 30,000 shares, issuable pursuant to options granted in connection with Mr. Tylka’s consulting arrangement with the Company, that are exercisable within 60 days of the Record Date. Mr. Tylka is a minority investor in Childcare Associates. Mr. Tylka disclaims beneficial ownership of the shares of Common Stock owned by such shareholder.

(10)	Mr. Novas resigned as an officer of the Company in March 2002.

Other Information Relating to Directors and Nominees

      The following is a brief account of the business experience during the past five years of each member or nominee of the Board of Directors of the Company.

      Milton H. Dresner has been a director of the Company since November 1993. Mr. Dresner is a real estate developer and private investor with his principal offices in Southfield, Michigan. Mr. Dresner also serves as a director of Avatar Holdings, Inc., a real estate development company located in Coral Gables, Florida; and BioTime, Inc., a medical research & development company located in Berkeley, CA.

      Dr. Jason K. Feld has been a Vice President of Assessment Technology Incorporated since 1986. Assessment Technology Incorporated is a private Tucson, Arizona based corporation that creates, distributes and supports the use of technology to promote learning and documents the effectiveness of educational programs on children. In addition to his past service as a faculty member at the University of Arizona, Dr. Feld has served on boards and committees for educational organizations. His work has been published in books, technical reports and research articles.

      Benjamin R. Jacobson has been the managing general partner of Jacobson Partners, a New York City based investment-banking partnership since 1989. Mr. Jacobson also serves as a board member for several privately held companies and is a member of the Board of Trustees of Union College.

      George A. Kellner has been a director of the Company since July 1990 and the Company’s Chairman of the Board from July 1990 until August 2001. Since August 2001, Mr. Kellner has served as the Company’s Vice Chairman of the Board. Mr. Kellner is Chief Executive Officer of Kellner, DiLeo & Co., a private New York City based firm specializing in merger arbitrage and a member firm of the New York and American Stock Exchanges. Mr. Kellner is a Trustee of Milton Academy, Vice Chairman of Phoenix House, a member of the Board of Overseers at the NYU Stern School of Business and a member of the Advisory Council of the Department of Economics at Princeton University.

      James J. Morgan has served as the Interim President and Chief Executive Officer of the Company from January 2001 until August 2001 and from March 2002 until July 22, 2002. Since August 2001, Mr. Morgan has also served as the Company’s Chairman of the Board. Since January 2002, Mr. Morgan has been a partner of Jacobson Partners, having previously acted as an investor in Jacobson Partners performing consulting assignments for that entity. Benjamin Jacobson, a director of the Company, is the managing general partner of Jacobson Partners. Mr. Morgan retired in 1997 as President and Chief Executive Officer of Philip Morris Incorporated. Mr. Morgan also serves as a Director of Bertuccis, Inc., a full-service, casual dining, Italian restaurant chain headquartered in Maynard, Massachusetts and Conforma Clad, Inc., a manufacturer of specialized bearings and other industrial components located in New Albany, Indiana.

      Leonard C. Tylka has served as the Interim Chief Financial Officer and Treasurer of the Company since January 2001. Mr. Tylka has also served as a director of the Company since November 1990. From 1987 through May 1997, he served as the Controller of KD Equities, a private equity investment firm located in New York City. From May 1997 to September 1998, Mr. Tylka was Corporate Development Manager for The Loewen Group, Inc., a publicly held funeral home and cemetery operator, headquartered in Burnaby, British Columbia, Canada. From April 1999 to January 2001, he served as Chief Financial Officer and as a director of Polar Ice Entertainment Inc., an ice rink entertainment center owner-operator located in Tempe, Arizona.

Meetings of the Board of Directors and Board Committees and Compensation of Directors

      No director attended fewer than 75% of the five Board of Director meetings held in fiscal 2002 or the committees of the Board of Directors on which they serve.

      The Board of Directors of the Company currently has an Audit Committee and a Compensation Committee. The Board of Directors does not have a separate nominating committee.

      The duties of the Compensation Committee include recommending to the entire Board of Directors of the Company the compensation arrangements for senior management and directors of the Company and administration of the 1995 Stock Incentive Plan For Key Employees. During fiscal 2002, the Compensation Committee held one meeting. The current members of the Compensation Committee are Milton H. Dresner, George A. Kellner and Benjamin R. Jacobson. James W. Geisz was a member of the Compensation Committee until his resignation from the Board of Directors in January 2002.

      The duties of the Audit Committee include reviewing the services provided by the Company’s independent auditors, consulting with such auditors on audits and proposed audits, reviewing the need for internal auditing procedures and the adequacy of internal controls. During fiscal 2002, the Audit Committee held one meeting. The current members of the Audit Committee are James J. Morgan and Milton H. Dresner. James W. Geisz was a member of the Audit Committee until his resignation from the Board of Directors in January 2002. George A. Kellner also resigned from the Audit Committee in January 2002.

      The current standard arrangement for compensation of directors is as follows: officers of the Company who are directors do not receive any additional compensation for services as a director. Directors who are not employees of the Company receive directors’ fees of $6,000 per year, $500 for each Board meeting attended and $250 for each Committee meeting attended. Such directors are also participants in the Company’s Director Stock Option Plan. Pursuant to such plan, options to purchase 2,500 shares are granted to each non-employee director, subject to availability, at each annual meeting at which they are elected or remain in office. Options for up to 75,000 shares are available for grant under the Director Stock Option Plan, each of which becomes fully vested and exercisable on the first anniversary of the date of grant. The exercise price of options granted under the Plan will equal the market price of the Common Stock at the time of grant.

II. COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table sets forth information for the fiscal years ended March 29, 2002, March 30, 2001 and March 31, 2000 concerning the compensation of the Company’s Chief Executive Officer and the other executive officers of the Company having total annual compensation during fiscal 2002 in excess of $100,000.

SUMMARY COMPENSATION TABLE

					Long-Term
	Annual Compensation				Compensation

	Fiscal			Other Annual	Options		All Other
Name and Position	Year	Salary	Bonus(1)	Compensation(2)	(Shares)		Compensation

James J. Morgan(3)(4)	2002	$135,000	$—	$—	110,000	(5)	$—
Interim President and Chief	2001	32,045	—	—	60,000		108,337	(6)
Executive Officer	2000	—	—	—	—		—
Alfred R. Novas	2002	$158,654	$50,000	$5,192	600,000	(8)	$297,000	(9)
Former President and Chief	2001	—	—	—	—		—
Executive Officer(7)	2000	—	—	—	—		—
Leonard C. Tylka(3)	2002	$154,168	$—	$—	20,000		$18,004	(10)
Interim Chief Financial	2001	47,538	—	—	10,000	(11)	—
Officer and Treasurer	2000	25,206	—	—	—	(11)	—

(1)	Includes the bonus accrued in the year indicated, which was paid in the following year.

(2)	Includes reimbursement of expenses related to use of personal automobiles.

(3)	Appointment as interim officer, and related compensation, is pursuant to applicable consulting arrangements (see “Consulting Agreements” below).

(4)	Effective July 22, 2002, Mr. Morgan ceased serving as the Company’s Interim President and Chief Executive Officer, but continued in his role as Chairman of the Board.

(5)	Includes option for 60,000 shares granted during fiscal 2001, with respect to which the expiration date was extended during fiscal 2002.

(6)	Includes compensation expense related to stock options granted below market price.

(7)	Resigned as an officer of the Company in March 2002.

(8)	Represents options granted to Mr. Novas, subject to shareholder approval. As a result of Mr. Novas’ resignation as an officer, these options will not be presented to shareholders for approval and thus they have been terminated.

(9)	Includes amounts payable after the officer’s resignation pursuant to his severance agreement on account of salary and accrued vacation (see “Severance Arrangement” below). Also includes premiums paid in connection with life insurance policies and contributions made by the Company to the Company’s 401(k).

(10)	Includes compensation expense related to stock options granted to Mr. Tylka on September 1, 2001.

(11)	Does not reflect option for 2,500 shares granted to Mr. Tylka pursuant to the Company’s Director Stock Option Plan.

Option Grants in Fiscal 2002

      The following table provides details regarding stock options granted to the executive officers named in the above Summary Compensation Table in the last fiscal year.

	Individual Grants						Potential Realizable Value
							At Assumed Annual
			% of Total				Rates of Stock Price
	Number of		Options Granted	Exercise			Appreciation for Term(5)
	Options		to Employees in	Price Per	Expiration
Name	Granted		Fiscal Year	Share	Date		0%	5%	10%

James J. Morgan	60,000	(1)		$7.00	9/06		$45,000	$173,471	$328,887
	50,000	(2)	7%	$11.00	9/06		—	—	138,493
Leonard C. Tylka	20,000	(2)	3	$11.00	9/06		—	—	55,397
Alfred R. Novas(3)	200,000		29	$8.11	8/08	(4)	N/A	N/A	N/A
	200,000		29	$11.00	8/08	(4)	N/A	N/A	N/A
	200,000		29	$13.00	8/08	(4)	N/A	N/A	N/A

(1)	The indicated options were granted in fiscal 2001 pursuant to a consulting arrangement with the Company. During fiscal 2002, the expiration date for the options was extended. See “Consulting Agreements” below. At the date of original grant, the market price for a share of the Company’s common stock ($7.75) exceeded the exercise price per share.

(2)	The indicated options were granted pursuant to consulting arrangements with the Company. See “Consulting Agreements” below. At the date of grant, the market price for a share of the Company’s Common Stock ($8.55) was less than the exercise price per share.

(3)	The indicated options were granted, subject to shareholder approval, pursuant to an employment agreement with the Company. At the date of the employment agreement, the market price for a share of the Company’s common stock ($8.11) was equal to or less than the exercise price per share.

(4)	Although the options had a stated expiration in August 2008, as a result of the resignation of the officer, the options have terminated.

(5)	In accordance with SEC rules, these columns show gains that might exist for the option over the life of the option, a period of five years for Mr. Morgan and Mr. Tylka. Mr. Novas’ options have been terminated and therefore have no realizable value in the future. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation paid to Mr. Morgan and Mr. Tylka will be zero for the options held with an exercise price of $11.00 per share. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Of course, actual gains, if any, on stock option exercises and stock accruals are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in the table will be achieved. A 5% or 10% annually compounded increase in the Company’s stock price from the date of the grant to the end of the five-year option term for Mr. Morgan’s 50,000 and Mr. Tylka’s 20,000 options granted with a $11.00 per share exercise price would result in stock prices of $10.912 and $13.770 per share, respectively. With respect to Mr. Morgan’s 60,000 options with a $7.00 exercise price per share, a 5% or 10% annually compounded increase in the Company’s stock price from the date of grant to the end of the five-year option term would result in stock prices of $9.891 and $12.481 per share, respectively.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information concerning stock options exercised during the fiscal year ended March 29, 2002, by the executive officers named in the above Summary Compensation Table, as well as the value of unexercised options held by such persons on March 29, 2002, as measured in terms of the closing price of the Common Stock on that date as quoted on the Nasdaq National Market System ($3.60 per share).

	Shares			Value of Unexercised
	Acquired		Number of Unexercised	In-the-Money Options
	Upon	Value	Options at Fiscal Year-End	at 3/29/02
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

James J. Morgan	0	—	60,000/50,000	—/—
Leonard C. Tylka	0	—	0/30,000	—/—
Alfred R. Novas	0	—	0/0	—/—

Incentive Bonus Plan

      During fiscal 2002, each of the executive officers of the Company, other than James J. Morgan and Leonard C. Tylka, participated in the Company’s Standard Incentive Plan which would entitle the executive officers to receive a bonus upon the Company achieving earnings per share increases and new unit growth during fiscal 2002. These bonus arrangements were structured by the Company’s Compensation Committee at the start of fiscal 2002.

      The Company did not achieve the objectives of the incentive formula and, accordingly, with respect to fiscal 2002, no bonuses were paid to the Company’s executive officers.

Consulting Agreements

      In January 2001, the Company entered into consulting agreements with each of James J. Morgan and Leonard C. Tylka. The agreement with Mr. Morgan has a six-month term starting January 16, 2001, unless mutually extended by the Company and Mr. Morgan. During the term, Mr. Morgan functioned as a consultant until January 29, 2001, at which time he was appointed Interim Chief Executive Officer and President of the Company. As compensation for his services, Mr. Morgan was to receive a $15,000 per month consulting fee, reimbursement of reasonable business expenses, and options to purchase 60,000 shares of the Company’s common stock, at an exercise price of $7.00 per share. The options had a two-year term and vested at the rate of 10,000 shares per month, with the first 10,000 shares vesting on January 29, 2001. Pursuant to the consulting agreement, Mr. Morgan was appointed to the Board of Directors effective January 29, 2001, which appointment would continue after termination of his role as Interim Chief Executive Officer. In July 2001, the Company entered into a new consulting agreement with Mr. Morgan. Pursuant to the new arrangement, Mr. Morgan was appointed the Company’s Chairman of the Board and ceased serving as Interim Chief Executive Officer and President, effective August 2001. As compensation for his services, Mr. Morgan is to receive a $7,500 per month consulting fee, reimbursement of reasonable business expenses, and options to purchase 50,000 shares of the Company’s common stock, at an exercise price of $11.00 per share. The options vest one year from the date of grant and expire September 2006. The options automatically vest upon a change of control of the Company. In addition, the expiration date for the previously granted option to acquire 60,000 shares of the Company’s common stock was extended to September 2006. In March 2002, Mr. Morgan was reappointed as the Company’s Interim Chief Executive Officer and President, positions he filled until July 22, 2002.

      Pursuant to his consulting agreement, Mr. Tylka was appointed as the Company’s Interim Chief Financial Officer effective as of January 29, 2001. For his services, Mr. Tylka was to receive an annual consulting fee in the amount of $150,000, payable monthly in arrears, and reimbursement of reasonable business expenses. Mr. Tylka’s engagement as consultant was to continue until terminated by the Company’s Chairman of the Board upon sixty days’ prior written notice. This consulting agreement replaced the consulting agreement with Mr. Tylka, entered into in May 1997, which provided Mr. Tylka with annual consulting fees of $25,000. In February 2002, the Company entered into a new consulting agreement with Mr. Tylka, extending his appointment as the Company’s Interim Chief Financial Officer until June 30, 2002. For his services, Mr. Tylka is to receive an annual consulting fee in the amount of $175,000, payable monthly in arrears, and reimbursement of reasonable business expenses. In connection with his consulting arrangement, in March 2001, Mr. Tylka was granted options to purchase 10,000 shares of the Company’s common stock at a price of $7.97 per share. These options vest evenly over 3 years and expire in March 2007. In September 2001, Mr. Tylka was granted additional options to purchase 20,000 shares at $11.00 per share. These additional shares vest in September 2002 and expire in September 2006. Mr. Tylka’s options automatically vest upon a change of control of the Company.

Severance Arrangement

      Effective March 26, 2002, Alfred R. Novas resigned as President and Chief Executive Officer of the Company. In connection with such resignation, the Company entered into an Employment Severance Agreement with Mr. Novas. Pursuant to the agreement with Mr. Novas, the Company acknowledged its obligations under Mr. Novas’ previously executed employment agreement, to provide a severance of one year of salary, health and insurance benefits and Mr. Novas agreed to remain bound by the noncompetition, confidentiality and nonsolicitation provisions set forth in his employment agreement. Mr. Novas granted to the Company a complete release of claims. As a result of Mr. Novas’ resignation, all options to purchase Common Stock granted to Mr. Novas were terminated.

Certain Relationships and Related Parted Transactions

      For related party transactions and a summary of certain other relationships involving the Company and its directors and executive officers, please see “Consulting Agreements” above and “Compensation Committee Interlocks and Insider Participation” below.

Compensation Committee Interlocks and Insider Participation

      All the members of the Compensation Committee are non-employee directors of the Company. The Compensation Committee currently consists of Messrs. Dresner, Kellner and Jacobson. Mr. James W. Geisz was a member of the Compensation Committee until his resignation from the Board of Directors in January 2002.

      In July 2000, the Company retained Jacobson Partners, of which Benjamin R. Jacobson, a director of the Company, is the managing general partner, James J. Morgan, the Company’s Chairman of the Board, is a partner, and George A. Kellner, the Company’s Vice Chairman of the Board, is a special advisor, to provide management and financial consulting services. As consideration for the provision of such services to the Company and its Board of Directors, Jacobson Partners is entitled to receive an annual fee of $250,000, plus reimbursement of reasonable out-of-pocket expenses. The agreement will continue in effect until terminated by either party upon six months’ prior written notice. As additional consideration for its services, the Company granted to Jacobson Partners, and its designees, two options to acquire, in the aggregate, up to 557,275 shares of the Company’s common stock. As of March 29, 2002, options for 294,117 shares were exercised at a cost of $2,500,000. The options to acquire the remaining 263,158 shares expired July 2002. In addition, the 294,117 shares acquired by Jacobson Partners and its designees were subject to registration rights until July 2007.

      As part of its agreement with the Company, Jacobson Partners agreed that, until July 2002, neither it nor its designees would acquire additional shares of the Company’s Common Stock (whether in the open market or in private transactions) (i) having an aggregate purchase price in excess of $2,500,000 or (ii) at the same time the Company would be engaged in a share repurchase agreement. During that two-year period, pursuant to a separate agreement with Childcare Associates and KD Partners II (Company shareholders controlled by Mr. Kellner), Jacobson Partners and its designees had the right to acquire Company shares owned by such entities to the extent investors in such entities wish to have their pro rata interest in the Company’s Common Stock sold; provided that any shares so purchased by Jacobson Partners and its designees would be subject to an irrevocable voting proxy in favor of Mr. Kellner. All shares of the Common Stock acquired by Jacobson Partners and its designees during the first two years of the agreement, including shares purchased in the open market or in private transactions, are subject to registration rights until July 6, 2007.

      On June 26, 2002, in connection with the Company’s acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc., the Company entered into an investment advisory agreement with Jacobson

Partners. Upon consummation of the acquisition, (which became effective on July 19, 2002), Jacobson Partners earned a fee of $1,000,000, of which $333,334 is payable in cash and the remainder is payable by the issuance of 175,438 shares of the Company’s common stock (based on a conversion price of $3.80 per share).

      In July 2002, to provide a majority of the funding to financing the Company’s acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc., and to provide related working capital, a group of lenders organized by Jacobson Partners loaned an aggregate of $14 million to the Company. The loans are subject to a subordination agreement in favor of the Company’s secured creditor, bear interest at 15% (of which only 7% is payable in cash unless certain conditions are met, with the rest payable in kind with the issuance of additional subordinated debt) and mature December 31, 2004. The terms of this subordinated loan arrangement were approved by a Special Committee of the Board of Directors, consisting of Leonard C. Tylka and Jason K. Feld. Although Jacobson Partners received no consideration for arranging this financing, lenders included JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled and managed by affiliates of Jacobson Partners (for an aggregate of $10,136,432), Mr. Jacobson (for $109,698), trusts for the benefit of Mr. Jacobson’s adult children (for an aggregate of $30,000), Mr. Kellner (for $167,774) and Mr. Morgan (for $225,000). An additional lender is William Davis, the Company’s new President and Chief Executive Officer (for $400,000).

      Also in July 2002, JP Acquisition Fund II, L.P., JP Acquisition Fund III, L.P., and certain of their co-investors (collectively, the “Optionees”) agreed to arrange for the Company to obtain a standby purchase commitment in connection with the Company’s rights offering (which is contemplated for the purpose of refinancing the subordinated debt incurred by the Company in connection with its acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc., as described above). As consideration for such commitment, a Special Committee of the Board of Directors, consisting of Mr. Tylka and Mr. Feld, approved, subject to shareholder approval, the grant to the Optionees of options to purchase, in the aggregate, up to 400,000 shares of Common Stock, until July 19, 2006, at an exercise price of $5.00 per share (approximately 59% of the five-day average of the daily closing prices of the Common Stock, on the Nasdaq National Market System, as of July 19, 2002, the date of the agreement). All shares acquired by the Optionees would be subject to registration rights, pursuant to which, until July 6, 2007, the Optionees would have the right to cause the Company to register, at the Company’s expense, their shares of Common Stock, whenever the Company is otherwise registering shares (except in certain circumstances). See Part III, “Approval of Option Grants”, below.

Compensation Committee Report on Executive Compensation

     General

      The Compensation Committee’s overall compensation policy applicable to the Company’s executive officers is to provide a compensation program that will attract and retain qualified executives for the Company and provide them with incentives to achieve the Company’s goals and increase shareholder value. The Compensation Committee implements this policy through establishing salaries, incentive bonuses and by granting stock options. The Compensation Committee’s current policy is not to provide significant pension or other retirement benefits for the Company’s executives.

     Salaries

      The Compensation Committee’s policy is to provide salaries that are generally competitive with those of comparable officers in comparably sized companies in the child care and other service industries. The Compensation Committee relies heavily on the recommendations of the Company’s Chief Executive Officer as well as its members’ own subjective judgments in setting individual salary levels.

      In making his recommendations with regard to the fiscal 2002 salaries for the executive officers, the Chief Executive Officer generally utilized a range of 3%-6% for establishing salary increases to provide a generally competitive salary for a particular officer. The former Chief Executive Officer’s salary for fiscal 2002 was established by the Compensation Committee in accordance with such individual’s employment agreement with the Company and the Compensation Committee’s subjective view of his individual performance and contribution to the overall performance of the Company. The former Chief Executive Officer had received an annual salary of $275,000, was required to purchase 15,000 shares of stock (at a cost of approximately $122,000) and also received a signing bonus of $50,000.

     Bonuses

      The Compensation Committee’s policy is that a significant portion of the executive officer’s total compensation should be tied to incentive bonus plans. As a result, the compensation of the Company’s executive officers is directly related to the overall financial and operating performance of the Company. However, no formal bonus plan was implemented in fiscal 2002 and other than a $50,000 signing bonus paid to the former Chief Executive Officer, only nominal bonuses were paid to some of the Company’s executives.

     Stock Options

      The Compensation Committee’s policy is to award stock options to the Company’s executive officers and other key employees in amounts reflecting the participant’s position and ability to influence the Company’s overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term growth of the Company, to join the interests of participants with the interests of shareholders of the Company, and to attract and retain qualified employees. The Compensation Committee’s policy has been to grant options with a term of up to ten years (three year pro rata vesting) and to fix the exercise price of the options at the fair market values of the underlying shares on the date of grant. Such options will, therefore, only have value if the price of the underlying shares increases. The Compensation Committee’s general practice is to consider the granting of stock options after the end of each fiscal year.

      Options granted during fiscal 2002 to executive officers, including the Company’s former Chief Executive Officer, were established by the Compensation Committee in accordance with such individual’s respective employment agreement with the Company. Such options were granted based on several factors, including the anticipated value of the executive’s contribution to the Company’s future performance and the need to attract and retain executives. The determination was not based on specific objectives and no specific weight was given to any of the factors considered. Mr. Morgan and Mr. Tylka received options pursuant to their respective consulting arrangements.

By the Compensation Committee

George A. Kellner, Chairman
Milton H. Dresner
Benjamin R. Jacobson

Performance Graph

      The following line graph compares the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on the Company’s Common Stock from February 2, 1996 (date of initial public offering) through March 29, 2002 with the cumulative total return of (i) the NASDAQ Stock Market-US Index, and (ii) a peer index group consisting of Standard Industrial Classification (“SIC”) Code 8351, which includes Child Care Services.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG CHILDTIME LEARNING CENTERS, INC.,
THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP

	CHILDTIME		NASDAQ
MEASUREMENT PERIOD	LEARNING	PEER	STOCK MARKET
(FISCAL YEAR COVERED)	CENTERS, INC.	GROUP	(U.S.)

3/96	100	100	100

3/97	97	86	111

3/98	182	102	168

3/99	141	104	228

3/00	79	84	423

3/01	102	104	169

3/02	40	116	168

III. APPROVAL OF OPTION GRANTS

      As described above in Part II, under the caption “Compensation Committee Interlocks and Insider Participation,” JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled and managed by affiliates of Jacobson Partners, and certain of their co-investors (collectively, the “Optionees”), have agreed to arrange for the Company to obtain a standby purchase commitment in connection with the Company’s rights offering (which is contemplated for the purpose of refinancing the subordinated debt incurred by the Company in connection with its acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc.). As consideration for such commitment, a Special Committee of the Board of Directors, consisting of Leonard C. Tylka and Jason K. Feld, approved, subject to shareholder approval, the grant to the Optionees of options to purchase, in the aggregate, up to 400,000 shares of Common Stock, at an exercise price of $5.00 per share (approximately 59% of the five-day average of the daily closing prices of the Common Stock, on the Nasdaq National Market System, as of July 19, 2002, the date of the agreement). The options may be exercised after the later of (a) the date the proposed option grant has been approved by the Company’s shareholders and (b) the consummation of the proposed rights offering, until July 19, 2006. If the proposed rights offering does not take place or is not consummated by July 19, 2003, the options will be forfeited.

      In July 2000, as consideration for the provision of management and financial consulting services to the Company, and after receipt of shareholder approval, designees of Jacobson Partners, including most of the Optionees, were granted two options to acquire, in the aggregate, up to 557,275 shares of the Company’s common stock. Shares issued upon exercise of these options would be subject to registration rights until July 2007. As of March 29, 2002, options for 294,117 shares were exercised at a cost of $2,500,000. The options to acquire the remaining 263,158 shares, having an exercise price of $9.50 per share, expired July 2002.

      All shares acquired by the Optionees would be subject to registration rights, pursuant to which, until July 6, 2007, the Optionees would have the right to cause the Company to register, at the Company’s expense, their shares of Common Stock, whenever the Company is otherwise registering shares (except in certain circumstances).

      Benjamin R. Jacobson, a director of the Company, and James J. Morgan, the Company’s Chairman of the Board and former Interim Chief Executive Officer and President, are members of Jacobson Partners, which controls the general partners of JP Acquisition Fund II and JP Acquisition Fund III. In addition, Mr. Jacobson, Mr. Morgan, George A. Kellner, the controlling shareholder of the Company and its Vice Chairman of the Board, and Milton H. Dresner, another director of the Company, are investors in or co-investors of JP Acquisition Fund II and JP Acquisition Fund III. Mr. Kellner also serves as a special advisor to Jacobson Partners. As described above, under the caption “Voting Securities and Principal Holders,” the Jacobson Partners Group, as of the record date, are the beneficial owners of 68.3% of the issued and outstanding shares of Common Stock of the Company. If the proposed options are approved by the Company’s shareholders, upon their vesting the beneficial ownership of Common Stock held by the Jacobson Partners Group, as of the record date, would increase to 70.5%.

      In making its determination, the Special Committee relied, in part, on advice from independent counsel and Raymond James & Associates, Inc., the Committee’s independent investment advisor firm. Raymond James & Associates rendered its opinion that, from a financial point of view, as of the date of the options grant, the terms of the proposed option grant transaction) were fair to the shareholders of the Company.

Tax and Accounting Treatment

      The rules governing the tax treatment of stock options and shares acquired upon the exercise of stock options are quite technical. Therefore, the description of the federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

      Upon the exercise of the options, the Optionees will generally recognize taxable ordinary income, at the time of exercise, in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Such amount will ordinarily be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation and that the Company satisfies certain federal income tax withholding requirements. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss. If, upon the exercise of the option by an Optionee, the Company must pay amounts for income tax withholding, then in the Compensation Committee’s sole discretion, either the Company will appropriately reduce the amount of stock to be delivered to the Optionee or require the Optionee to pay such amount to the Company.

      Generally, under current accounting rules neither the grant nor the exercise of an option requires any charge against earnings, if the exercise price of the option is equal to or in excess of the fair market value of the shares on the date of grant. If the exercise price is below the fair market value of the shares on the date of grant, an earnings charge equal to the difference will be required either at the date of grant or possibly over the term of the option.

Allocation of Options

      If the proposed grant of options is approved, the benefit and number of options to be granted to the individuals or groups specified below are as follows:

New Plan Benefits
Option Grant to Optionees

Name and Position	Dollar Value($)(3)	Number of Units

James J. Morgan (1) Chairman of the Board, former Interim Chief Executive Officer and nominee for Director	$4,460	5,298
Alfred Novas Former Chief Executive Officer	—	—
Leonard C. Tylka Interim Chief Financial Officer	—	—
Jason K. Feld Nominee for Director	—	—
Executive Group (4 persons)	7,930	9,419
Non-executive Director Group (5 persons) (1)	13,234	15,719
Non-Executive Officer Employee Group (2)	—	—
JP Acquisition Fund II, L.P.	72,414	86,012
JP Acquisition Fund III, L.P.	214,940	254,116

(1)	Mr. Morgan and Mr. Dresner, directors of the Company, are minority investors in JP Acquisition Fund II, L.P. and JP Acquisition III, L.P. Such directors disclaim beneficial ownership in any options to be allocated to such funds.

(2)	No non-executive officer employees would be recipients of options under the proposed grant of options.

(3)	The fair values of the options were computed using the “Black-Scholes” option-pricing model with the following assumptions: stock market value of the Common Stock ($3.05) as of July 17, 2002, expected volatility of 50%, and a risk free interest rate of 3.5%.

      Additional information regarding the Company’s equity compensation plans follows:

Equity Compensation Plan Information

	(a)	(b)	(c)
			Number of securities
			remaining available
	Number of		for future issuance
	securities to be	Weighted-average	under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column(a))

Equity compensation plans approved by security holders	616,578	$9.63	321,580
Equity compensation plans not approved by security holders	315,438	$6.14	0

Total	932,016	$8.45	321,580

      The following is a brief summary of the equity compensation plans which have not been approved by the Company’s security holders:

      1) Upon his appointment in January 2001 as Interim President and Chief Executive Officer, James J. Morgan was granted options to purchase 60,000 shares of the Company’s common stock at $7.00 per share. As originally granted, the options were to vest at the rate of 10,000 shares per month and were to expire January 2003. After his appointment in August 2001 as Chairman of the Board, the expiration of these options was extended to September 2006. At that time, Mr. Morgan was also granted options to purchase an additional 50,000 shares at $11.00 per share. These additional options vest after one year and expire September 2006. The options automatically vest upon a change of control of the Company.

      2) In March 2001, the Interim Chief Financial Officer, Leonard C. Tylka was granted options to purchase 10,000 shares of the Company’s common stock at a price of $7.97 per share. These options vest evenly over 3 years and expire in March 2007. In September 2001, Mr. Tylka was granted additional options to purchase 20,000 shares at $11.00 per share. These additional shares vest in September 2002 and expire in September 2006. Mr. Tylka’s options automatically vest upon a change of control of the Company.

      3) On June 26, 2002, in connection with the Company’s acquisition of substantially all of the assets of Tutor Time Learning Centers, Inc., the Company entered into an investment advisory agreement with Jacobson Partners. Upon consummation of the acquisition, Jacobson Partners earned a fee of $1,000,000, of which $333,334 is payable in cash and the remainder is payable by the issuance of 175,438 shares of the Company’s common stock (based on a conversion price of $3.80 per share).

      The Board of Directors believes that the proposed grant of options in favor of the Optionees is in the best interests of the Company and its shareholders and, accordingly, is recommending the approval of the proposed option grant. The approval must be by a majority of the shareholders present, or represented by proxy, and entitled to vote at the Meeting. Shareholder abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining the outcome of this matter.

      The Board of Directors recommends a vote FOR approval of the proposed grant of options in favor of JP Acquisition Fund II, JP Acquisition Fund III and certain of their co-investors, and your proxy will be so voted unless you specify otherwise.

IV. MATTERS RELATING TO THE AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors

      The Audit Committee (“Committee”) operates under a formal written charter, which was approved by the Board of Directors. The members of the Audit Committee as of March 29, 2002 were James J. Morgan and Milton H. Dresner. In addition, until January 2002, James W. Geisz, a former director of the Company, and George A. Kellner were members of the Audit Committee. Each of Messrs. Dresner, Geisz and Kellner were, during the term of their service on the Audit Committee, independent as defined under the standards promulgated by the National Association of Securities Dealers. Mr. Morgan, who was appointed to the Audit Committee in January 2002, is not independent, as defined under such standards, due to the compensation paid to him under his consulting agreement and his relationship with Jacobson Partners. See “Consulting Agreements” and “Compensation Committee Interlocks and Insider Participation” under Part II, “Compensation of Executive Officers,” above. The Board of Directors determined to appoint Mr. Morgan to the Audit Committee, despite his lack of independence, because of his experience and knowledge in financial and accounting matters.

      The Committee’s primary function is to assist the Company’s Board of Directors in executing its oversight role with respect to the Company’s financial matters. This role includes: (1) monitoring the adequacy and integrity of the Company’s reporting processes, internal controls, and information management systems; (2) reviewing the independence and performance of the Company’s independent accountants; (3) monitoring Company compliance with various financial regulatory requirements; and (4) facilitating appropriate communications among the Board of Directors, senior management and the independent public accountants, PricewaterhouseCoopers LLP.

      The Committee has reviewed and discussed with management and the independent accountants the audited financial statements for the year ended March 29, 2002. In addition, the Committee has discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has also received from its independent public accountants the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management.

      The Committee has considered whether the provision of non-audit services to the Company by the independent public accountant is compatible with the public accountant’s independence and has concluded that it is.

      Based on the Committee’s reviews and discussions outlined above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2002.

Submitted by the Audit Committee of the Board of Directors:

James J. Morgan

Milton H. Dresner

Audit and Non-Audit Fees

      The following table sets forth the aggregate fees billed to the Company for the fiscal year ended March 29, 2002, by the Company’s independent public accountants, PricewaterhouseCoopers LLP:

Audit fees, including reviews of quarterly reports on Form 10-Q	$238,500
Financial information system, design & implementation	—
Tax return preparation and review	37,700
All other fees	76,140

V. OTHER MATTERS

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 29, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with for fiscal 2002.

Other Proposals

      Neither the Company nor the members of its Board of Directors intend to bring before the Meeting any matters other than those set forth in the Notice of Annual Meeting of Shareholders, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgement.

      A shareholder proposal which is intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, by March 25, 2003, to be considered for inclusion in the Company’s Proxy Statement and proxy related to that meeting. Such proposals should be sent by certified mail, return receipt requested.

      Shareholder proposals to be presented at the Company’s 2003 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Company’s Proxy Statement and proxy related to that meeting, must be received by the Company no later than June 6, 2003 to be considered timely. Such proposals should be sent to the Company’s Secretary at the Company’s principal executive offices, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, by certified mail, return receipt requested. If the Company does not have notice of the matter by that date, the Company’s form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in the Company’s form of proxy will vote the share represented by such proxies in accordance with their best judgment.

Auditors

      The Board of Directors has selected PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for fiscal 2003. PricewaterhouseCoopers LLP has served in such capacity since July 1990. Representatives from PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

By Order of the Board of Directors

CAROLINE GARMO
Assistant Secretary

Dated: July 23, 2002

CHILDTIME LEARNING CENTERS, INC.

Appendix to 2002 Proxy Statement

     The following document is being filed pursuant to Instruction 3 to Item 10 of Schedule 14A:

1.	Letter agreement among Childtime Learning Centers, Inc. and JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P. dated July 19, 2002 (see attached Exhibit A).

Childtime Learning Centers, Inc.
38345 West Ten Mile Road, Suite 100
Farmington Hills, Michigan 48335

July 19, 2002

JP Acquisition Fund II, L.P.
JP Acquisition Fund III, L.P.
c/o Jacobson Partners
595 Madison Avenue, Suite 100
New York, New York 10022-1907

     Re: Grant of Options

Gentlemen:

     In consideration of the agreement of each of you and certain of your co-investors to arrange for standby purchasers in connection with the $14 million rights offering (the “Rights Offering”) contemplated by Childtime Learning Centers, Inc. (the “Company”), as described on the attached Exhibit A, pursuant to the terms of that certain Standby Stock Purchase Agreement described on the attached Exhibit A to be entered into with the Company (the “Standby Commitment”), the Company agrees as follows:

     1.     Subject to the approval of the Company’s shareholders and paragraph 3 below, the Company hereby grants to you and your designated co-investors (collectively, the “Optionees”) options (the “Options”) to acquire, in the aggregate, 400,000 shares of the Company’s common stock, no par value (the “Common Stock”), at an exercise price of $5.00 per share. The Options may be exercised, in whole or in part, at any time, and from time to time, after the later of (a) the date the Options have been approved by the Company’s shareholders and (b) the consummation of the Rights Offering, until July 19, 2006.

     2.     The registration rights granted pursuant to the Consulting Agreement to shares of Common Stock acquired by Jacobson Partners (and its affiliates or designees) will cover any such shares (a) issuable upon exercise of the Options, and (b) purchased by the Optionees pursuant to, or as a standby purchaser in connection with, the Rights Offering.

     3.     Notwithstanding anything to the contrary in this letter, in the event the Rights Offering does not take place or is not consummated in accordance with its terms (which terms will be not less favorable to the Company as those set forth on the attached Exhibit A) by July 19, 2003, the Options granted under paragraph 1 above will not become effective, but will be forfeited, and the Company will have no obligation hereunder.

     4.     In the event the Company is required to pay federal withholding taxes upon the exercise of any Option granted hereunder, the Company may, in the sole discretion of the Compensation Committee of the Company’s Board of Directors, (a) require the exercising

Optionee, as a condition to the issuance of the shares subject to the exercised option, to submit to the Company the amount of the applicable withholding tax or (b) retain a portion of the shares to be issued upon such exercise having a market value, as of the exercise date, approximating the amount of the applicable withholding tax.

     If the foregoing is acceptable, please so indicate by signing below.

Very truly yours,

CHILDTIME LEARNING CENTERS, INC

By:	/S/ Leonard C. Tylka

Leonard C. Tylka,
Interim Chief Financial Officer

Agreed to and Accepted by:

JP Acquisition Fund II, L.P.	JP Acquisition Fund III, L.P.
By: JPAF, Limited Partnership, its general partner	By: JPAF III, LLC, its general partner
By: Jacobson Partners, its general partner	By: Jacobson Partners, its sole member

By: /S/ Benjamin R. Jacobson	By: /S/ Benjamin R. Jacobson

Exhibit A

Memorandum

To:	Len Tylka

From:	Ben Jacobson

Date:	7/19/2002

Re:	Rights Offering Term Sheet

The following represents the terms under which we prepare to underwrite a Rights Offering:

Transaction:	$14 million rights offering (75% in the form of equity and 25% in the form of subordinated debt) commenced shortly after completion of the Tutor Time deal, but in any event completed no later than July 19, 2003.

Structure:	Pro-rata offering to all Childtime shareholders.

JP Back Stop:	JP Acquisition Fund II, L.P., JP Acquisition Fund III, L.P., and other investors (collectively “JP Funds”) will underwrite 100% of the offering.

Price:	$3.50 per share.

JP Options:	JP Funds will be granted 400,000 options at a price of $5.00 per share that will have a July 19, 2006 expiration date. The options can be exercised at any time after the rights offering, however, in the event the rights offering does not take place prior to July 19, 2003, the options will be terminated.

Ability to Terminate:	JP Funds will only be able to terminate its commitment to invest up to $14 million in the event of a Childtime bankruptcy filing.

Childtime Election:	Childtime must make the election to undertake the rights offering based on the terms herein within 30 days of closing of the Tutor Time transaction.

PROXY	PROXY

Childtime Learning Centers, Inc.

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders – August 15, 2002

     The undersigned appoints James J. Morgan and Leonard C. Tylka, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Childtime Learning Centers, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held on August 15, 2002, or at any adjournment thereof.

     Unless otherwise marked, this proxy will be voted FOR the election of the nominees named on this proxy, the approval of the proposed grant and in the discretion of the proxies on any other matter that may properly come before the meeting.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side)

Childtime Learning Centers, Inc.

Please mark vote in box in the following manner using dark ink only.	☒	☐	Mark this box with an X if you have made changes to your name or address details.

Proxy Card	Proxy Card

1. Election of Directors:	Nominees:
01. James J. Morgan		For ☐	Withhold ☐	2.	The approval of the proposed grant of options to acquire, in the aggregate, up to 400,000 shares of the Common Stock	For ☐	Against ☐	Abstain ☐
02. Jason K. Feld		☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on this Proxy. Joint owners should indicate capacity in which they are signing. Trustees, Executors, etc., should indicate capacity in which they are signing.

Signature	Signature	Date